Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF DIH

The following discussion and analysis should be read together with the historical audited annual combined financial statements and unaudited interim combined financial statements, and the related notes that are included in the final proxy statement/prospectus (the “Proxy Statement/Prospectus” or “Proxy”) relating to our business combination with ATAK, dated November 14,2023 and filed with the Securities and Exchange Commission. The discussion and analysis should also be read together with the pro forma financial information as of September 30, 2023 and for the six months ended September 30, 2023 and the year ended March 31, 2023 that is attached to this Current Report on Form 8-K as exhibit 99.2. The following discussion may contain forward-looking statements. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in the Proxy, particularly in sections therein entitled “Cautionary Note Concerning Forward Looking Statements” and “Risk Factors.” References to “DIH” throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations section refers to “Legacy DIH”.

Our fiscal year ends on March 31. “Fiscal 2023” and “fiscal 2022” refer to the year ended March 31, 2023 and 2022, respectively.

Overview

DIH is a global solution provider in blending innovative robotic and VR technologies with clinical integration and insights. DIH has a focused portfolio of rehabilitation solutions, which includes both technology and products designed for the hospital, clinic, and research markets.

In fiscal 2023, DIH generated revenue of $55.0 million compared to $49.0 million in fiscal 2022. For the six months ended September 30, 2023, DIH generated revenue of $27.3 million compared to $17.3 million in the six months ended September 30, 2022.

DIH’s net loss for fiscal 2023 was $2.4 million compared to $12.1 million in fiscal 2022 and $6.1 million for the six months ended September 30, 2023 compared to $5.4 million for the six months ended September 30, 2022. DIH’s net losses in fiscal year 2023, are reduced significantly from fiscal year 2022 as the company is emerging from the COVID-19 pandemic period that depressed global sales volume due to social distancing measures, and the current year was free of additional non-recurring expenditures for the European Union Medical Device Regulation (EU MDR) and other large scale projects. Additionally, DIH had elevated costs related to efforts of adopting to public company standards. DIH’s net losses for the six months ended September 30, 2023 are slightly higher compared to the prior year period due to higher revenue partially offset by increased cost of goods sold largely driven by increased device sales volume, overhead in department and an increase in inventory reserve for slow moving parts, as well as, elevated costs related to professional service and IT costs related to audit, legal and other professional services in preparation of the potential business combination discussed in more detail below.

Recent Developments

Business Combination

On February 26, 2023, ATAK, ATAK Merger Sub and DIH entered into the Business Combination Agreement. Under the terms of the Business Combination Agreement, and following the Domestication, ATAK Merger Sub will be merged with and into DIH, with DIH surviving the merger as a wholly owned direct subsidiary of ATAK (after Domestication). In consideration for the Merger, DIH stockholders will receive shares of common stock of New DIH, as more fully described in the section in the Proxy entitled “The Business Combination Agreement.” On December 18, 2023, the Business Combination was approved in an ATAK shareholder vote and closed on February 7, 2024.

The Merger is anticipated to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, ATAK will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of DIH issuing stock for the net assets of ATAK, accompanied by a recapitalization. The net assets of ATAK will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of DIH.

The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to DIH’s combined balance sheet at September 30, 2023) to approximately $2.9 million after giving effect to the redemption of 4,815,153 Class A Ordinary Shares for $53.4 million out of the Trust Account, at a redemption price of approximately $11.09 per share. This pro forma cash amount is net of amounts paid at Closing of $4.6 million, including payments for acquisition-related advisory fees in connection with the Business Combination and other transaction-related costs. See “Unaudited Pro Forma Condensed Combined Financial Information” included as Exhibit 99.2 to the Form 8-K

As a consequence of the merger, DIH will become the successor to an SEC-registered company, which will require DIH to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. DIH expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting the DIH’s Operating Results

DIH believes that its future success and financial performance depend on a number of factors that present significant opportunities for its business, but also pose risks and challenges, including those discussed below and in the Section of this proxy statement/prospectus titled “Risk Factors.”

Supply Chain and Inflation

The global supply chain and logistics challenges continue to impact DIH and the industry. As a result of these challenges, DIH has experienced cost increases for freight and logistics, raw materials and purchased components as well as increased manufacturing conversion costs. These supply chain disruptions have not materially affected DIH’s business outlook and goals or its operating results, including its sales, revenue, or liquidity or capital resources and DIH has not implemented any mitigation efforts to date as a result. However, DIH cannot predict the impact to it of any future or prolonged supply chain disruptions or any mitigation efforts it may take going forward. For example as a result of these supply chain disruptions, DIH may be required to extend the overall shipment and installation timeline. In addition, DIH may consider additional or alternative third-party manufacturers and logistics providers, suppliers, vendors or distributors. Such mitigation efforts may result in cost increases and any attempts to offset such increases with price increases may result in reduced sales, increased customer dissatisfaction, or otherwise harm DIH’s reputation. Further, if DIH were to elect to transition or add manufacturers or logistics providers, suppliers, vendors or distributors, it may result in temporary or additional delays in shipments of products or risks related to consistent product quality or reliability. This in turn may limit DIH’s ability to fulfill customer sales orders and DIH may be unable to satisfy all of the demand for its products. DIH may in the future also purchase components further in advance, which in return can result in less capital being allocated to other activities such as marketing and other business needs. DIH cannot quantify the impact of such disruptions at this time or predict the impact of any mitigation efforts DIH may take in response to supply chain disruptions on its business, financial condition, and results of operations.

Input cost inflation historically has not been a material factor to our gross margin; however, beginning at the end of fiscal 2022 DIH began to experience increases in raw material and components costs due to inflation effects, which are expected to continue to remain at elevated levels for at least the near term.

Foreign Currency Fluctuations

DIH’s business operates in three different functional currencies (Euro, Swiss Franc, Singapore Dollar). DIH’s reporting currency is the U.S. Dollar. DIH’s results are affected by fluctuations in currency exchange rates that give rise to translational exchange rate risks. The extent of such fluctuations is determined in part by global economic conditions and macro-economic trends. Movements in exchange rates have a direct impact on DIH’s reported revenues. Generally, the impact on operating income or loss associated with exchange rate changes on reported revenues is partially offset from exchange rate impacts on operating expenses denominated in the same functional currencies. As foreign currency exchange rates change, translation of the statements of operations of DIH’s international businesses into U.S. dollars may affect year-over-year comparability of DIH’s operating results.

EU MDR Implementation Costs

Changes in law or regulation could make it more difficult and costly for DIH and its subsidiaries to manufacture, market and distribute its products or obtain or maintain regulatory approval of new or modified products. DIH’s experience with the transition to the EU MDR, which it began in 2019, showed how complex, time-consuming and expensive a change in Medical Device Legislation can be. The EU MDR replaced the existing European Medical Devices Directive (MDD) and Active Implantable Medical Device Directive (AIMDD) regulatory frameworks, and manufacturers of medical devices were required to comply with EU MDR beginning in May 2021 for new product registrations and by May 2024 for medical devices which have a valid CE Certificate to the prior Directives (issued before May 2021). Updates to the legislative text of the EU MDR were adopted by the European Parliament and are currently being reviewed for adoption by the Council of the European Union, including an extension of the transitional period to 2027 for class IIb and III and 2028 for class I and IIa medical devices which have a valid CE Certificate to the prior Directives (issued before May 2021).

COVID-19 Pandemic and Macroeconomic Uncertainties on Future Operations

DIH continues to manage through the impacts of the COVID-19 pandemic keeping safety and community well-being a priority. The full impact of the COVID-19 pandemic on future results depends on future developments, such as the ultimate duration and scope of the pandemic including associated variants, the success of vaccination programs, the consequences of vaccine requirements, and its impact on DIH’s customers, independent retail partners, distributors and suppliers. Future impacts and disruptions could have an adverse effect on production, supply chains, distribution and demand for DIH’s products. Additionally, ongoing global issues may affect our business and operating results and the global economy, including the geopolitical impact of the conflict in Ukraine and any related economic or other sanctions.

Basis of Presentation

Refer to Note 2 of the Notes to Annual Combined Financial Statements for a discussion of the underlying basis used to prepare the combined financial statements.

Key Business Metrics

To analyze DIH’s business performance, determine financial forecasts and help develop long-term strategic plans, management reviews the following key business metric by geography, market and distribution channel, which are important measures that represent the growth of the business:

●	Sales orders – signed sales orders representing the pipeline of sales for DIH generated during a prescribed period

The following table details the key business metric amounts for the periods indicated:

	For Six months ended September 30,		For Years Ended March 31,
	2023	2022	2023	2022
Sales orders by geography:
EMEA	24,188	16,506	38,048	31,579
Americas	7,173	9,476	19,589	20,419
APAC	5,158	5,765	11,472	10,053
	36,519	31,747	69,109	62,051

Sales orders by market:
Hospital	7,582	19,217	26,170	24,065
Clinic and Research	28,937	12,530	42,939	37,986
	36,519	31,747	69,109	62,051

Sales order by distribution channel:
Direct	12,389	14,111	28,942	29,404
Indirect	24,130	17,636	40,167	32,647
	36,519	31,747	69,109	62,051

DIH believes these key business metrics provide useful information to help investors understand and evaluate DIH’s business performance. Sales orders provide management with an understanding of demand for the product, the needs for investments in facilities to meet that demand, and the effect of marketing efforts by each metric. Management also uses this information to make key decisions in product investment and market expansion.

Non-GAAP Financial Measure

DIH reports its financial results in accordance with GAAP. However, management believes that EBITDA, a non-GAAP financial measure, provides investors with additional useful information in evaluating our performance.

DIH calculates EBITDA as net income (loss), adjusted to exclude: (1) taxes (2) interest expense, and (3) depreciation and amortization.

EBITDA is a financial measure that is not required by or presented in accordance with GAAP. We believe that EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of EBITDA is helpful to our investors as they are measures used by management in assessing the health of our business, and evaluating our operating performance, as well as for internal planning and forecasting purposes.

EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of EBITDA include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and EBITDA does not reflect these capital expenditures, (3) the measures do not reflect other non-operating expenses, including interest expense. In addition, our use of EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider EBITDA alongside other financial measures, including our net income and other results stated in accordance with GAAP.

The following table presents a reconciliation of EBITDA to net loss, the most directly comparable financial measure stated in accordance with GAAP for the periods presented:

	For Six months ended September 30,		For Years Ended March 31,
	2023	2022	2023	2022
Net loss	$(6,106)	$(5,449)	$(2,361)	$(12,053)
Adjusted to exclude the following:
Taxes	278	(34)	2,030	696
Interest expense	500	411	780	517
Depreciation and amortization	211	235	203	1,385
EBITDA	$(5,117)	$(4,837)	$652	$(9,455)

Components of Results of Operations

Revenue

DIH generates revenue from the sale of medical rehabilitation devices and technology. DIH’s primary customers include healthcare systems, clinics, third-party healthcare providers, distributors, and other institutions, including governmental healthcare programs and group purchasing organizations. DIH records sales net of an allowance for sales returns which is calculated based on historical return experience and other know factors. Shipping and handling costs charged to customers are included in net sales. DIH expects revenue to increase sequentially in future periods as it expects the demand for its products to expand in represented markets.

Cost of Sales

Cost of sales primarily consists of direct materials, supplies, in-bound freight and labor-related costs, including salaries and benefits for our manufacturing personnel, technical support team, our professional consulting personnel and our training teams. Cost of sales also includes allocated overhead costs, including facilities costs, depreciation of manufacturing-related equipment and facilities and other direct costs. DIH expects cost of sales to increase in absolute dollars in future periods as it expects orders for its products to continue to grow and expects cost of sales per unit to decrease as leverage improves behind expected growth.

Selling, General and Administrative Expense

Selling, general and administrative expense primarily consists of personnel related expenses for DIH’s corporate, executive, finance and other administrative functions, expenses for outside professional services, including legal, audit and advisory services as well as expenses for facilities, depreciation, amortization, and marketing costs. Personnel-related expenses consist of salaries and benefits.

DIH expects selling, general and administrative expenses to increase for the foreseeable future as it scales headcount, expands hiring of engineers and designers, continues to invest in development of technology in order to drive the growth of the business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Research and Development

Research and development primarily consists of research, engineering, and technical activities to develop a new product or service or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses.

DIH expects research and development costs to increase as it continues to invest in product design and technology to drive the growth of the business.

Interest Expense

Interest expense primarily consists of interest expense associated with its lines of credit and long-term debt.

Other Income (Expense), Net

Other income (expense), net primarily consists of the non-service components of net periodic defined benefit plan income (costs).

Income Tax Expense

The income tax provision (benefit) consists of an estimate for U.S. federal, state and foreign income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in the tax law.

Results of Operations

Comparison of the Six Months Ended September 30, 2023 and 2022

	For Six Months Ended September 30,
(in thousands, except percentages)	2023	2022	$ Change	% Change
Revenue	$27,314	$17,325	$9,989	57.7%
Costs of sales	14,736	7,028	7,708	109.7%
Gross Profit	12,578	10,297	2,281	22.2%
Operating expenses:
Selling, general and administrative expense	13,713	11,837	1,876	15.8%
Research and development	3,763	3,857	(94)	(2.4)%
Total operating expenses	17,476	15,694	1,782	11.4%
Operating loss	(4,898)	(5,397)	499	(9.2)%
Other income (expense):
Interest expense	(500)	(411)	(89)	21.7%
Other income (expense), net	(430)	325	(755)	(232.3)%
Total other income (expense)	(930)	(86)	(844)	(981.4)%
Profit (loss) before income taxes	(5,828)	(5,483)	(345)	6.3%
Income tax expense	278	(34)	312	(917.6)%
Net loss	$(6,106)	$(5,449)	$(657)	12.1%

Revenue

The following table presents net revenue by major source for the six months ended September 30, 2023 and 2022:

	For Six months ended September 30,
(in thousands, except percentages)	2023	2022	$ Change	% Change
Devices	$21,190	$12,187	$9,003	73.9%
Services	5,659	4,874	785	16.1%
Other	465	264	201	76.1%
	$27,314	$17,325	$9,989	57.7%

Revenue for the six months ended September 30, 2023 increased by $10.0 million, or 57.7%, to $27.3 million from $17.3 million for the six months ended September 30, 2022. The overall increase was primarily due to a net increase in devices sold of $9.0 million, or 73.9%, which consisted of an increase in sales to third-party customers. The increase in devices revenue was driven by higher sales volume in Europe, the Americas and Asia. Services revenue represented an increase of $0.8 million, up 16.1% compared to the prior period. Other revenues represented an increase of $0.2 million, up 76.1% compared to the prior period.

Changes in foreign currency exchange rates had a favorable impact on our combined net sales in six months ended September 30, 2023, resulting in an increase of approximately $0.7 million. This was mainly driven by fluctuations in Euro valuations throughout the period.

Cost of Sales

Cost of sales for the six months ended September 30, 2023 increased by $7.7 million, or 109.7%, to $14.7 million from $7.0 million for the six months ended September 30, 2022. The Cost of Goods for device sales increased by $5.0 million, which directly correlated to the increase in device sales and related margins remained relatively constant in local currency. The additional increase in cost of sales is mainly driven by an increase of $0.7 million in inventory reserve for slow moving parts as well as $2 million services parts costs. The impact due to foreign currency translation losses is immaterial.

Selling, General and Administrative Expense

Selling, general and administrative expense for the six months ended September 30, 2023 increased by $1.8 million, or 15.8%, to $13.7 million from $11.8 million for the six months ended September 30, 2022. The increase was primarily due to professional service and IT costs of $2.5 million related to audit, legal and other professional services in preparation for the anticipated business combination with ATAK and becoming a publicly listed company, and investment in finance capacity in preparation for public company reporting obligations, and offset by a decrease in bad debt allowance and overhead expenses.

Research and Development

Research and development costs for the six months ended September 30, 2023 decreased by $0.1 million, or 2.4%, to $3.8 million from $3.9 million for the six months ended September 30, 2022. The decrease was primarily due to a decrease in consulting costs, research and development materials and services of $0.3 million offset by slight increase in personnel expenses of $0.2 million.

Interest Expense

Interest expense for the six months ended September 30, 2023 increased by $89 thousand, or 21.7%.

Other Income (Expense), Net

Other income (expense), net for the six months ended September 30, 2023 was $0.4 million of expense compared to $0.3 million of income for the six months ended September 30, 2022. The change was primarily driven by realized foreign exchange losses during the period.

Income Tax Expense

Income tax expense for the six months ended September 30, 2023 increased by $0.3 million to $0.3 million. The change was primarily driven by changes in the net results of the underlying subsidiaries across jurisdictions. While combined worldwide pre-tax book income is comparable in each period, the situs of income and losses across jurisdictions results in a small recognizable tax benefit for the sixth months ended September 30, 2022. For the six months ended September 30, 2023, a small current tax expense is provided based on current period activity, however the majority of the expense for this period is long term tax expense accrued in relation to DIH’s potential penalty exposure on unfiled tax information disclosures in the United States.

Comparison of the Years Ended March 31, 2023 and 2022

	For Years Ended March 31,
(in thousands, except percentages)	2023	2022	$ Change	% Change
Revenue	$54,998	$49,038	$5,960	12.2%
Costs of sales	20,456	24,264	(3,808)	(15.7)%
Gross Profit	34,542	24,774	9,768	39.4%
Operating expenses:
Selling, general and administrative expense	26,415	27,276	(861)	(3.2)%
Research and development	8,345	7,956	389	4.9%
Total operating expenses	34,760	35,232	(472)	(1.3)%
Operating loss	(218)	(10,458)	10,240	(97.9)%
Other income (expense):
Interest expense	(780)	(517)	(263)	50.9%
Other income (expense), net	667	(382)	1,049	(274.6)%
Total other income (expense)	(113)	(899)	786	(87.4)%
Profit (loss) before income taxes	(331)	(11,357)	11,026	(97.1)%
Income tax expense	2,030	696	1,334	191.7%
Net loss	$(2,361)	$(12,053)	$9,692	(80.4)%

Revenue

The following table presents net revenue by major source for the years ended March 31, 2023 and 2022:

	For Years Ended March 31,
(in thousands, except percentages)	2023	2022	$ Change	% Change
Devices	$43,401	$39,659	$3,742	9.4%
Services	10,293	8,104	2,189	27.0%
Other	1,304	1,275	29	2.3%
	$54,998	$49,038	$5,960	12.2%

Revenue for the year ended March 31, 2023 increased by $6.0 million, or 12.2%, to $55.0 million from $49.0 million for the year ended March 31, 2022. The overall increase was primarily due to a net increase in devices sold of $3.7 million, which consisted of an increase in sales to third-party customers of $5.5 million, partially offset by a decrease in sales through related party distributors in China of $1.8 million. The increase in devices revenue was driven by higher sales volume in Europe and the Americas of $8.3 million, partially offset by declining sales volumes in Asia of $2.3 million. Services revenue represented an increase of $2.2 million, up 27.0% compared to the prior period. This increase was primarily driven by an 8.0% expansion in our installation base year over year and a strategic focus on increasing the extended service contract base.

Other revenues represented an increase of $29 thousand, up 2.3% compared to the prior period.

Changes in foreign currency exchange rates had an unfavorable impact on our combined net sales in fiscal year 2023, resulting in a decrease of approximately $3.8 million. This was mainly driven by fluctuations in Euro valuations throughout the fiscal year.

Cost of Sales

Cost of sales for the year ended March 31, 2023 decreased by $3.8 million, or 15.7%, to $20.5 million from $24.3 million for the year ended March 31, 2022. The decrease was primarily due to a non-recurring charge of $2.3 million in the prior year pertaining to an initial reserve for obsolete inventory related to recently retired products. The remaining decrease can be attributed to the net impact of foreign currency translation gains of $2.1 million. An overall increase in margin was identified by DIH, and this is largely attributable to the decrease in related party device sales, which was compensated for by larger service revenues with a greater margin.

Selling, General and Administrative Expense

Selling, general and administrative expense for the year ended March 31, 2023 decreased by $0.9 million, or 3.2%, to $26.4 million from $27.3 million for the year ended March 31, 2022. The decrease was primarily due to decrease in payroll costs of $5.0 million related to changes in headcount and decrease in travel activity. The overall decrease was partially offset by increases in professional service costs of $2.0 million related primarily to audit, legal and other professional services in preparation of the potential business combination with ATAK and becoming a publicly listed company and for European Union Medical Device Registrations received. Additionally, the decrease was partially offset by increases in other costs related primarily to selling related expenses such as freight out and marketing costs of $0.8 million, and other administrative expenses.

Research and Development

Research and development costs for the year ended March 31, 2023 increased by $0.4 million, or 4.9%, to $8.4 million from $8.0 million for the year ended March 31, 2022. The increase was primarily due to increase in internal personnel and external consulting costs of $0.3 million for ongoing enhancement and innovation projects, and an increase in research and development material costs of $0.1 million pertaining to quality management and testing.

Interest Expense

Interest expense for the year ended March 31, 2023 increased by $0.3 million, or 50.9%, to $0.8 million from $0.5 million for the year ended March 31, 2022. The change was primarily driven by short term note payable with the former shareholder, that was entered into April 1, 2022 for CHF 2.6 million, and incurred $0.2 million of additional interest expense. The note was repaid on December 31, 2022. The Company also incurred $0.1 million interest on bank accounts denominated in foreign currencies for the year ended March 31, 2023.

Other Income (Expense), Net

Other income (expense), net for the year ended March 31, 2023 was $0.7 million of income compared to $0.4 million of expense for the year ended March 31, 2022. The change was primarily driven by realized foreign exchange gains during the period.

Income Tax Expense

Income tax expense for the year ended March 31, 2023 increased by $1.3 million to $2.0 million from $0.7 million for the year ended March 31, 2022. The change was primarily driven by the net results of the underlying subsidiaries operations and the Company’s improved financial performance through device and service revenue mix and growth. The Company’s pre-tax book income was close to breakeven during the current period, resulting in a highly variable overall effective tax rate and its various components. Overall tax expense increased compared to the prior year due to the increase in pre-tax book income in foreign jurisdictions, changes in the valuation allowance in various jurisdictions, and increased penalty accrual related to unfiled tax returns.

Liquidity and Capital Resources

As of September 30, 2023 and March 31, 2023, DIH’s cash and cash equivalents amounted to $2.0 million and $5.6 million, respectively.

DIH’s sources of liquidity have been predominantly from fees received from product sales, services provided, proceeds from lines of credit and long-term debt. DIH’s sources of liquidity have enabled DIH to expand its physical footprint, capacity and grow its sales personnel to expand capabilities and enter new markets.

DIH’s operating losses began in fiscal 2020 and continued through the six months ended September 30, 2023. DIH’s historical operating losses resulted in an accumulated deficit of $35.9 million as of September 30, 2023. Operating losses were mainly driven by decreased sales during the COVID-19 pandemic due to social distancing measures that affected demand for rehabilitation services, increased expenditures in connection with its implementation of a new financial system (Oracle) and increased compliance costs associated with the EU MDR. Additionally, DIH had elevated costs related to efforts of adopting to public company standards. During the six months ended September 30, 2023, DIH had negative cash flows from operating activities and operating results. DIH anticipates achieving positive cash flow in the future. This transition towards profitability is attributable to DIH’s ongoing efforts to streamline its organizational structure and cost management enabled by digitization investments such as the Oracle system implementation, alongside anticipated revenue growth.

DIH’s gross revenue has increased by 12.2%, from $49.0 million to $55.0 million for the years ended March 31, 2022 and 2023, respectively and has increased by 57.7%, from $17.3 million to $27.3 million for the six months ended September 30, 2022 and 2023, respectively. DIH plans to continue to fund its growth through cash flows from operations and future debt and equity financings. Management expects that its cash and cash equivalents, together with cash provided by our operating activities and proceeds from future debt and equity financings, will be sufficient to fund its operating expenses and capital expenditures requirements for at least the next 12 months.

In addition, DIH may receive additional financing specifically through the potential Business Combination with ATAK. On a pro forma basis, assuming the shareholder approval and consummation of the Business Combination, DIH’s cash and cash equivalents would have amounted to approximately $42.6 million based of actual shareholder redemptions permitted under the Business Combination Agreement.

DIH’s material contractual operating cash commitments at September 30, 2023 relate to leases, lines of credit and long-term debt, and employee benefit plans. DIH’s lines of credit and long-term debt, are discussed further below and in Note 11 of the Notes to Annual Combined Financial Statements. DIH’s employee benefit plans are discussed further in Note 13 of the Notes to Annual Combined Financial Statements. DIH’s long-term lease obligations and future payments are discussed further in Note 16 of the Notes to Annual Combined Financial Statements.

Description of Indebtedness

Lines of Credit

DIH has a framework agreement for a CHF 7.6 million revolving credit facility with Credit Suisse (Switzerland) Ltd. (the “Credit Suisse Credit Facility”). For the six months ended September 30, 2023 and 2022, the weighted average interest rates on advances on the Credit Suisse Credit Facility were 4.91% and 3.60%, respectively and for the years ended March 31, 2023 and 2022, the weighted average interest rates on advances on the Credit Suisse Credit Facility were 3.79% and 2.69%, respectively. Advances have maximum terms up to twelve months and are subject to extension. DIH is subject to certain covenants under the terms of the Credit Suisse Credit Facility including minimum EBITDA covenants and financial reporting requirements. Additionally, the Credit Suisse Credit Facility contains a subjective acceleration clause in the event that the lender determines that a material adverse change has occurred within the business, operations, or financial condition of the Company.

On February 1, 2023, DIH and Credit Suisse entered into an amendment to the Credit Suisse framework agreement that provided a waiver of DIH’s failure to comply with the EBITDA covenant and financial reporting obligation as of March 31, 2022. Additionally, the amendment to the Credit Suisse framework agreement reduced the credit line to CHF 0.1 million monthly payments starting January 31, 2023 and increasing to CHF 0.2 million monthly payments starting April 30, 2023.

The balance on the Credit Suisse Credit Facility was $5.8 million and $6.8 million as of September 30, 2023 and March 31, 2023, respectively.

Refer to Note 11 of the Notes to Annual Combined Financial Statements for further discussion regarding DIH’s Credit Suisse Credit Facility.

DIH has a framework agreement for a CHF 7.0 million revolving credit facility with UBS Switzerland AG (the “UBS Credit Facility”). DIH can draw on the facility in various forms including fixed advances and Secured Overnight Financing Rate (“SOFR”) loans. Interest rates on advances on the UBS Credit Facility are based on the type of draw and can be adjusted at any time based on current market conditions. For the six months ended September 30, 2023 and 2022, the weighted average interest rates on advances on the UBS Credit Facility were 4.98% and 4.75%, respectively and for the years ended March 31, 2023 and 2022, the weighted average interest rates on advances on the UBS Credit Facility were 4.61% and 4.75%, respectively. Additionally, DIH must pay a 0.25% quarterly commission on average borrowings and a 0.75% fixed commitment fee on the undrawn portion of the UBS Credit Facility. Advances have maximum terms up to twelve months and are subject to extension. DIH is subject to certain covenants under the terms of the UBS Credit Facility including financial reporting requirements. Additionally, the UBS Credit Facility contains a subjective acceleration clause in the event that the lender determines that a material adverse change has occurred within the business, operations, or financial condition of the Company.

On March 1, 2022, DIH and UBS entered into an amendment to the UBS framework agreement that reduced the credit line to CHF 0.2 million one-time payment as of April 31, 2022 and reduced the credit line to CHF 0.1 million monthly payments starting May 31, 2022. On February 2, 2023, DIH and UBS entered into an amendment to increase the monthly payments to CHF 0.2 million starting April 30, 2023. On March 29, 2023, UBS provided DIH a waiver for the failure to comply with the financial reporting obligation as of March 31, 2022.

As of September 30, 2023 and March 31, 2023, DIH was in compliance with the annual financial reporting requirement.

The balance on the UBS Credit Facility was $5.2 million and $6.2 million as of September 30, 2023 and March 31, 2023, respectively.

Refer to Note 11 of the Notes to Annual Combined Financial Statements for further discussion regarding DIH’s UBS Credit Facility.

As of November 30, 2023, Credit Suisse and UBS each has agreed to certain amendments to the Credit Suisse Credit Facility and the UBS Credit Facility. Specifically, the scheduled repayments of CHF 200 for each bank due at the end of November 2023 and December 2023 have been suspended and will now be paid on January 31, 2024 together with the scheduled January monthly repayment. The monthly repayments of CHF 200 for each bank from February 29, 2024 and subsequent periods remain unchanged.

COVID-19 Loan and COVID-19 Loan Plus Credit Facilities

In September 2020, the Federal COVID-19 Act was approved by the Swiss Parliament, and subsequently enacted in Switzerland. Under the Federal COVID-19 Act and the corresponding COVID-19 Hardship Ordinance and COVID-19 Loss of Earning Ordinance, the Swiss Federal Council was granted a number of powers to implement measures to address the consequences of the global COVID-19 pandemic including federal loans under the COVID-19 Loan and COVID-19 Loan Plus (“COVID-19 Plus”) programs for businesses meeting certain requirements.

DIH obtained a COVID-19 loan with UBS on May 19, 2020 for up to CHF 0.5 million maturing on June 30, 2024. The COVID-19 loan does not accrue interest. On December 17, 2021, DIH and UBS entered into an amendment to the COVID-19 loan agreement that reduced the credit line by CHF 50 thousand quarterly payments starting March 31, 2022 and five CHF 0.1 million payment in the year ending March 31, 2024.

The balance on the COVID-19 loan was $0.2 million and $0.3 million at September 30, 2023 and March 31, 2023, respectively.

DIH obtained a COVID-19 Plus credit facility with UBS on May 19, 2020 for up to CHF 2.8 million, maturing on June 30, 2024. The COVID-19 Plus credit facility has an 85% federal share accruing interest at 0.5% and a 15% bank share accruing interest at a rate determined by the bank based on market conditions (0.5% at March 31, 2023 and 2022, respectively). Subsequently, on January 7, 2022, DIH and UBS entered into an amendment to the COVID-19 Plus credit facility loan agreement that reduced our maximum credit limit to CHF 2.2 million and reduced the credit line by CHF 0.2 million quarterly payments starting March 31, 2022, CHF 0.2 million quarterly payments starting March 31, 2023 and five CHF 0.2 million payments in the year ending March 31, 2024. The balance on the COVID-19 Plus credit facility was $1.2 million and $1.7 million at September 30, 2023 and March 31, 2023, respectively.

Cash Flows

The following table summarizes DIH’s cash flow activities for the periods presented:

	For Six months ended September 30,		For Years Ended March 31,
(in thousands)	2023	2022	2023	2022
Net cash (used in) / provided by operating activities	$110	$3,747	$6,183	$(744)
Net cash (used in) / provided by investing activities	(392)	(15)	(163)	(969)
Net cash (used in) / provided by financing activities	(3,304)	(1,927)	(3,659)	2,045
Effect of currency translation on cash, cash equivalents and restricted cash	99	(262)	(73)	(110)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(3,487)	$(1,543)	$2,288	$222

Net Cash Provided by / (Used in) Operating Activities

Net cash provided by operating activities decreased by $3.6 million to $0.1 million for the six months ended September 30, 2023 compared to $3.7 million for the six months ended September 30, 2022. The increase in cash provided by operating activities was primarily driven by

●	Increase in net loss of $0.7 million. The primary drivers was the improved gross profit of $2.3 million due to sales revenue increase period over period partially offset by increased cost of goods sold largely driven by increased device sales volume and an increase in inventory reserve for slow moving parts of. The increase is further offset by elevated costs related to increase in headcounts, professional service and IT costs of $2.5 million related to audit, legal and other professional services in preparation of the potential business combination with ATAK and becoming a publicly listed company.
●	Net increase of $1.0 million in non-cash charges pertains to a $0.7 million increase in foreign exchange gain / (losses), which is attributable to the sudden decrease of the Euro during the last part of fiscal year 2023 and the slight rebound and stabilization during fiscal year 2024, as well as, an increase in inventory reserve for slow moving parts of $0.8 million. The increases in non-cash charges were offset by a decrease in allowance for doubtful accounts of $1.0 million.
●

Net decrease of $4.0 million relating to changes in working capital was driven by changes in advanced payments from customer for the six months ended September 30, 2023 compared to the year ended March 31, 2023 primarily due to timing of order received. Many customers prepay a portion of each order, which supports the operations of the company in the production of the good. Additionally, the decrease is driving by the Company’s focus during the period of paying off accrued expense due to increased external consultancy spend and investing in inventory to allow for growth in sales.

This decrease in working capital was partially offset by active cash management in account payable while incurring increased costs in the current year and billing in deferred revenue.

Net cash provided by / (used in) operating activities increased by $6.9 million to $6.2 million for the year ended March 31, 2023 compared to ($0.7) million for the year ended March 31, 2022. The increase in cash provided by / (used in) operating activities was primarily driven by

●	Decrease in net loss of $9.7 million. The primary drivers of the improved earnings was the improved sales revenues and the decrease in headcount, year over year.
●	Net decrease of $5.6 million in non-cash charges pertains to the prior year impacts for the reserve on slow-moving and obsolete inventory related to recently retired products and then the subsequent scrapping and write off of those items in fiscal year 2023. This changed our overall reserve from $3.2 million to $1.5 million in fiscal years 2022 and 2023, respectively, the prior year additional reserve of $2.3 million, and the subsequent reduction in fiscal year 2023 created a $4.0 million impact to our changes in non-cash add backs. Each of these charges are considered to be exceptional in nature as DIH is actively monitoring slow-moving and obsolete inventory related to retiring products. The Company also notes a significant driver in non-cash changes is a $1.2 million decrease in depreciation and amortization add backs for assets fully depreciated in the prior year or early current year. As those assets were fully depreciated, the non-cash add back is significantly reduced from the prior period.
●

Net increase of $2.8 million relating to changes in working capital was driven by DIH’s continued focus on cash management, through collections and monitoring payables. Working capital was impacted by favorable changes in accrued expenses and accounts payable during the year ended March 31, 2023 compared to the year ended March 31, 2022, which was primarily due to increased external consultancy spend in fiscal 2023 in connection with the potential business combination with ATAK and DIH’s focus on cash management. Additionally, working capital was impacted by favorable changes in due from and due to related parties driven by the Company’s focus on reduced sales to related parties in the current fiscal year, and the collection of cash to be remitted to the related party in a net settlement transaction. Refer to Note 17 of the Notes to Annual Combined Financial Statements for discussion regarding DIH’s subsequent events.

This positive impact on working capital was partially offset by unfavorable changes in accounts receivable and inventories during the year ended March 31, 2023 compared to the year ended March 31, 2022. The unfavorable change in accounts receivables was primarily due to increase in sales year over year and timing of receivables. The revenues in the fourth quarter of fiscal 2023 were approximately $21.8 million, or 40% of the full year sales and up from $14.9 million in fourth quarter of fiscal 2022, which drove receivables up towards the end of the fiscal 2023. The unfavorable change in inventories was primarily due to growth of the inventory needed consistent with the increase in sales year over year.

Net Cash (Used in) / Provided by Investing Activities

Net cash used in investing activities increased by $377 thousand to $392 thousand for the six months ended September 30, 2023 compared to $(15) thousand for the six months ended September 30, 2022. The increase was primarily due to DIH’s $0.4 million payment of promissory note on behalf of DIH Cayman to ATAC Sponsor LLC pursuant to a guaranty and loan agreement. The increase is offset by net proceeds from sale and purchase of property and equipment for the six months ended September 30, 2023.

Net cash used in investing activities decreased by $0.8 million to $0.2 million for the year ended March 31, 2023 compared to $1.0 million for the year ended March 31, 2022. The decrease was primarily due to decrease in purchases of property and equipment of $0.6 million and decrease in software capitalization costs of $0.1 million.

DIH expects to fund future cash flows used in investing activities with cash flow generated by operations and additional financing raised through the Business Combination. DIH estimates capital expenditures to be approximately $0.4 million in fiscal 2024.

Net Cash (Used in) / Provided by Financing Activities

Net cash used in financing activities increased by $1.4 million to $(3.3) million for the six months ended September 30, 2023 compared to $(1.9) million for the six months ended September 30, 2022. The increase was primarily due to increase in payments on credit facilities and long-term debt of $1.4 million.

Net cash (used in) / provided by financing activities decreased by $5.7 million to $(3.7) million for the year ended March 31, 2023 compared to $2.0 million for the year ended March 31, 2022. The decrease was primarily due to decrease in proceeds on credit facilities of $2.7 million and increase in payments on credit facilities and long-term debt of $3.0 million.

Critical Accounting Policies and Estimates

DIH’s financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. Management believes that the following are some of the more critical judgment areas in the application of accounting policies that currently affect DIH’s financial condition and results of operations.

Revenue Recognition

Sales are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration DIH expects to receive in exchange for satisfying the performance obligations. DIH’s sales are recognized primarily when it transfers control to the customer, which can be on the date of shipment of the product, the date of receipt of the product by the customer or upon completion of any required product installation service depending on the terms of the sales contracts and product shipping terms. The sales amount of warranties are deferred and recognized as revenue on a straight-line basis over the warranty period.

We provide a variety of products and services to our customers. Most of our contracts consist of a single, distinct performance obligation or promise to transfer goods or services to a customer. For contracts that include multiple performance obligations, we allocate the total transaction price to each performance obligation using our best estimate of the standalone selling price of each identified performance obligation.

Deferred revenue primarily represents service contracts and equipment maintenance, for which consideration is received in advance of when service for the device or equipment is provided, and a smaller component of product shipments where a residual installation service is to be completed. Revenue related to services contracts and equipment maintenance is recognized over the service period as time elapses. Revenues related to products containing an installation clause, are recognized once the item is confirmed installed. Accordingly, we do not have significant contract assets, liabilities or future performance obligations.

Employee Benefit Plans

DIH has defined contribution plans or benefit pension plans covering substantially all of its employees. We recognize a liability for the underfunded status of the single employer defined benefit plans. Actuarial gains or losses and prior service costs or credits are recorded within other comprehensive income (loss). The determination of our obligation and related expense for our sponsored pensions is dependent, in part, on management’s selection of certain actuarial assumptions in calculating these amounts.

The actuarial assumptions used for the defined benefit plans are based on the economic conditions prevailing in the jurisdiction in which they are offered. Changes in the defined benefit obligation are most sensitive to changes in the discount rate. The discount rate is based on the yield of high-quality corporate bonds quoted in an active market in the currency of the respective plan. A decrease in the discount curve increases the defined benefit obligation. DIH regularly reviews the actuarial assumptions used in calculating the defined benefit obligation to determine their continuing relevance. We utilized weighted discount rates of 2.10% and 1.40% for our pension plan expenses for fiscal 2023 and fiscal 2022, respectively.

Sensitivity to changes in the discount rate used in the calculation of our pension plan liabilities is illustrated below (dollars in millions).

	Percentage Point Change	Projected Benefit Obligation (Decrease) Increase	Service Cost (Decrease) Increase
Discount rate	+/-1.00%	$(1.6) / 2.0	$(0.2) / 0.2

In fiscal 2023 and fiscal 2022, we contributed $0.6 million and $0.5 million, respectively, to our pension plans. We expect to contribute $0.6 million to our pension plans in fiscal 2024.

Income Taxes

DIH accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes (Topic 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and other loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. DIH reviews its deferred income tax asset valuation allowances on a quarterly basis or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or combined group recording the net deferred income tax asset is considered, along with any positive or negative evidence including tax law changes. Since future financial results and tax law may differ from previous estimates, periodic adjustments to DIH’s valuation allowances may be necessary. DIH has generated operating losses in each of the years presented.

DIH is subject to income taxes in the U.S. and numerous foreign jurisdictions These tax laws and regulations are complex and significant judgment is required in determining DIH’s worldwide provision for income taxes and recording the related deferred tax assets and liabilities.

In the ordinary course of DIH’s business, there are transactions and calculations where the ultimate tax determination is uncertain. Accruals for unrecognized tax benefits are provided for in accordance with the requirements of Topic 740. An unrecognized tax benefit represents the difference between the recognition of benefits related to items for income tax reporting purposes and financial reporting purposes. DIH’s tax returns are subject to regular review and audit by US and non-US tax authorities. Although the outcome of tax audits is always uncertain, DIH believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provision includes amounts sufficient to pay any assessments. Nonetheless, the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year and would be the obligation of Parent. DIH accrues interest and penalties related to uncertain tax positions as a component of income tax expense.

Refer to Note 14 of the Notes to Annual Combined Financial Statements for further discussion regarding DIH’s income taxes.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

ATAK is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, New DIH expects to remain an emerging growth company at least through the end of the 2024 fiscal year and New DIH expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare New DIH’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

New Accounting Standards Not Yet Adopted

Other than the recent accounting pronouncements disclosed in DIH’s Annual Combined Financial Statements, there have been no new accounting pronouncements or changes in accounting pronouncements during the six months ended September 30, 2023 that are significant or potentially significant to DIH.

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, DIH is not required to provide this information.